                                                                    EXHIBIT 10.9

                                PROMISSORY NOTE

$4,000,000                                                     February 17, 1997

          This Promissory Note serves to cancel and replace that certain Promissory Note dated August 15, 1996 between DTM CORPORATION and TEXAS COMMERCE BANK NATIONAL ASSOCIATION.

          FOR VALUE RECEIVED, the undersigned, DTM CORPORATION, a Texas corporation (the "Borrower") hereby promises to pay to the order of TEXAS
                 ----------
COMMERCE BANK NATIONAL ASSOCIATION, a national banking association, its successors or assigns (the "Bank"), at its offices in Austin, Texas (or at such
                           ------
other place or places as the Bank may designate) the maximum principal amount of FOUR MILLION DOLLARS ($4,000,000), as such maximum amount is reduced hereunder, or such lesser principal amount as may be borrowed and outstanding hereunder from time to time on the earlier of (i) the last day of an Interest Period or
(iii) July 31, 1998 (as such date may be extended, if extended, from time to time in the Bank's sole discretion, the "Maturity Date").
                                        ---------------

          Advances (including conversions and extensions) shall be made from time to time hereunder upon request of the Borrower not later than 11:00 a.m. (Austin, Texas time) on the date of requested advance in the case of Prime Loans, on the second business day prior to the requested advance in the case of Adjusted CD Loans and on the third business day prior to the requested advance in the case of Eurodollar Loans. The terms of each advance shall be noted on the schedule attached hereto, the terms of which shall be presumed correct absent evidence of error; provided, however that any failure to make such
                          --------
notation (or any inaccuracy in such notation) shall not limit or otherwise affect the obligations of the Borrower hereunder. The Bank's obligation to make advances hereunder is subject to the condition that immediately prior to and immediately after giving effect to any such advance (i) no Event of Default hereunder, or event or condition which upon notice or lapse of time would constitute an Event of Default, shall then exist and be continuing, and (ii) the aggregate amount of advances outstanding hereunder shall not exceed the maximum committed amount of this Note (as such maximum amount may be reduced from time to time). As used herein, "Interest Period" means a period of (i) 30, 60, 90 or
                            ---------------
180 days duration, in the case of Adjusted CD Loans, (ii) one, two, three or six months, duration, in the case of Eurodollar Loans, and (iii) such number of days duration as the Borrower may request not to exceed 30 days, in the case of Prime Loans; provided, however, that (A) each Interest Period which would otherwise end on a day which is not a business day shall end on the next succeeding business day unless, in the case of Eurodollar Loans, such succeeding business day falls in the next calendar month and then in such case on the next preceding business day and (B) no Interest Period shall extend beyond the Maturity Date.

          The principal amount of each advance shall be due and interest thereon shall accrue as agreed upon and noted on the schedule attached. This Note shall bear interest on the outstanding balance hereunder at a per annum interest rate equal to (i) the Adjusted Eurodollar Rate plus 5/8% (hereinafter advances which bear interest based on the Adjusted Eurodollar Rate may be referred to as

"Eurodollar Loans"), (ii) the Adjusted CD Rate plus 5/8% (hereinafter advances
-----------------
which bear interest based on the Adjusted CD Rate may be referred to as

"Adjusted CD Loans") or (iii) the Prime Rate (hereinafter advances which bear
------------------
interest based on the Prime Rate may be referred to as "Prime Loans"), as the
                                                        -----------
Borrower may elect in accordance with the provisions hereof; provided, however,
                                                             --------
that the interest rate applicable hereunder shall not exceed the Maximum Lawful Rate (as hereafter defined). Unless otherwise agreed, accrued interest with respect to each such advance shall be payable in arrears on the last day of an Interest Period for such advance, but in any event not less frequently than once every 90 days. Whenever a payment on this Note is stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day with interest accruing to the date of payment. Interest hereunder shall be computed on the basis of actual number of days elapsed over a year of 360 days, except for the Default Rate (as hereafter defined) which shall be computed on the basis of actual number of days elapsed over a year of 365/366 days, as applicable. Prepayments of fixed-rate advances (Adjusted CD Loans and Eurodollar Loans) are not permitted prior to maturity of Interest Periods. The Borrower agrees to indemnify the Bank against all reasonable losses, expenses and liabilities sustained by the Bank on account of the Borrower (i) failing to accept a fixed rate loan after notice to the Bank of its acceptance of any such fixed rate loan and (ii) making a prepayment on a fixed rate loan prior to the last day of an Interest period. As used herein;  "Adjusted CD Rate" means for the respective Interest Period a per annum
          ----------------
interest rate equal to the sum of (a) the per annum rate obtained by dividing
(i) the rate of interest determined by the Bank to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the consensus bid rate determined by the Bank for the bid rates per annum, at 9:00 A.M. (Austin, Texas time) (or as soon thereafter as is practicable) on the first day of such Interest Period, of certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of the Bank's certificates of deposit in an amount substantially equal to the Adjusted CD Loan comprising part of such borrowing (including extensions and renewals) and with a maturity equal to such Interest Period, by
(ii) a percentage equal to 100% minus the Adjusted CD Reserve Percentage (as defined below) for such Interest Period, plus (b) the Assessment Rate (as defined below) for such Interest Period; "Adjusted CD Rate Reserve Percentage"
                                           -----------------------------------
for the Interest Period for each Adjusted CD Loan comprising part of the same borrowing (including conversions, extensions and renewals) means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period; "Assessment Rate" for the Interest Period for each Adjusted CD Loan
         ---------------
comprising part of the same borrowing (including conversions, extensions and renewals) means the annual assessment rate estimated by the Bank on the first day of such Interest Period for determining the then current annual assessment payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of the Bank in the United States; "Adjusted Eurodollar Rate" means for the respective Interest Period, a per annum
 ------------------------
interest rate equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Bank to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rates at which deposits in U.S. dollars are offered to the Bank in the interbank eurodollar market at 10:00 A.M. (Austin, Texas time) (or as soon thereafter as is practicable), in each case two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Loan and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Adjusted Eurodollar Reserve Percentage for such Interest Period; "Adjusted Eurodollar Rate Reserve Percentage" means the
                       -------------------------------------------
percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including eurocurrency liabilities, as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to the Interest Period for which such Adjusted Eurodollar Reserve Percentage is determined; "Maximum Legal Rate" means
                                                       ------------------
the maximum rate of interest and the term "Maximum Legal Amount" means the
                                           --------------------
maximum amount of interest that are permissible under applicable state or federal law for the type of loan evidenced by this Note; provided that if
Article 1.04 of the Texas Credit Code is applicable to this Note, and applicable state or federal law does not permit a higher interest rate, the "Indicated (Weekly) Ceiling" (as defined in Article 1.04(a)(1) of the Texas Credit Code) shall be the Interest Rate Ceiling applicable to this Note and shall be the basis for determining the Maximum Lawful Rate in effect from time to time during the term of this Note, unless a different Interest Rate Ceiling is designated on the first page of this Note; and provided further that if applicable state or federal law allows a higher interest rate or federal law preempts the state law limiting the rate of interest, then the foregoing Interest Rate Ceiling shall not be applicable to this Note; and provided further still that if the Maximum Lawful Rate is increased by statute or other governmental action subsequent to the date of this Note, then the new Maximum Lawful Rate shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law; and "Prime Rate" means, for any day, the fluctuating rate of
                     -----------
interest announced by Bank (or its successor) as its "Prime Rate", provided that Bank of, (or its successor) may from time to time announce other reference rates for calculating interest, which shall not be applicable to this Note; provided further that the Prime Rate

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

may not (i) be the only general reference rate used by Bank of (or its successor) in calculating interest, (ii) correspond with increases or decreases in interest rates charged by other lenders or market rates in general, or (iii) be the lowest rate at which interest is charged by Bank (or its successor); and provided further still that if the Prime Rate ceases to be available for any reason, then the Bank or any subsequent holder of this Note may select a new interest rate based upon comparable information which shall then be used as the reference rate for calculating interest with regard to Prime Loans hereunder.

          In consideration of the Bank's commitment to make advances hereunder, the Borrower agrees to pay to the Bank a commitment fee of one-fourth of one percent (1/4%) per annum on the daily average unused amount of the maximum amount committed hereunder, payable quarterly in arrears on the last day of each calendar quarter and on the Maturity Date.

          In the event the Bank shall determine (which determination shall be presumed correct absent evidence of error) that:

          (i)    Unavailability.  On any date for determining the appropriate
                 --------------
     Adjusted Eurodollar Rate or Adjusted CD Rate for any Interest Period, that by reason of any changes arising on or after the date of this Note affecting the interbank Eurodollar market or the certificate of deposit market, dollar deposits in the principal amount requested are not generally available in the interbank Eurodollar Market, in the case of Eurodollar Loans, or quotes for determination of the Adjusted CD Rate are unavailable, in the case of Adjusted CD Loans, or adequate, and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Eurodollar Rate or Adjusted CD Rate, respectively; then Eurodollar Loans or Adjusted CD Loans, as appropriate, will no longer be available, and requests for a Eurodollar Loan or Adjusted CD Loans shall be deemed requests for Prime Loans, until such time as the Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist.

          (ii)   Increased Costs.  At any time, that the Bank shall incur
                 ---------------
     increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans or Adjusted CD Loans because of any change since the date of this Note in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) including without

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

     limitation the imposition, modification or deemed applicability of any reserves, deposits or similar requirements as related to Eurodollar Loans or Adjusted CD Loans (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate or Adjusted CD Rate, as appropriate); then the Borrower shall pay to the Bank promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Bank may determine in its reasonable discretion) as may be required to compensate the Bank for such increased costs or reductions in amounts receivable hereunder (written notice as to the additional amounts owed to the Bank, showing the basis for calculation thereof, shall, absent evidence of error, be binding on all parties hereto).

          (iii)  Illegality.  At any time, that the making or continuance of any
                 ----------
     Eurodollar Loan has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impractical as a result of a contingency occurring after the date of this Note which materially and adversely affects the interbank Eurodollar market; then Eurodollar Loans will no longer be available, requests for Eurodollar Loans shall be deemed requests for Prime Loans and the Borrower may, and upon direction of the Bank, shall, as promptly as possible and, in any event within the time period required by law, have any such Eurodollar Loans then outstanding converted into Prime Loans.

     If the Bank shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation of administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of materially reducing the rate of return on the Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by the Bank the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. Upon determining in good faith than any additional amounts will be payable pursuant to this Section, the Bank will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this paragraph. Determination by the Bank of amounts owing under this paragraph shall, absent evidence of error, be binding on the parties hereto. Failure on the part of the Bank to demand compensation for any period hereunder shall not constitute a waiver of the Bank's rights to demand any such compensation in such period or in any other period. Notwithstanding the foregoing, amounts will be owing and payable under this paragraph only if it is the Bank's general policy and practice to charge similarly situated borrowers under such capital adequacy provisions.

     All payments made by the Borrower hereunder will be made without (but without waiving any rights with respect to) setoff or counterclaim. Promptly upon notice from the Bank to the Borrower, the Borrower will pay, prior to the date on which penalties attach thereto, but without duplication, all present and future, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of advances hereunder solely as a result of the interest rate being determined by reference to the Adjusted Eurodollar Rate or Adjusted CD Rate, as appropriate, and/or the provisions of this Note relating to the Adjusted Eurodollar Rate or Adjusted CD Rate, as appropriate, and/or the recording, registration, notarization or other formalization of any thereof and/or any payments of principal, interest or other amounts made on or in respect of advances hereunder when the interest rate is determined by reference to the Adjusted Eurodollar Rate or Adjusted CD Rate, and any increases thereof (all such taxes, levies, costs and charges being herein collectively call "Taxes"), provided that Taxes shall not include taxes imposed
                   -----
on or measured by the income of the Bank by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any foreign office, branch or Subsidiary of the Bank by any foreign country of subdivision thereof in which that office, branch or Subsidiary is doing business. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will at the request of the Bank, furnish to the Bank evidence, in form and substance satisfactory to the Bank, that the Borrower has met its obligations under this paragraph. The Borrower will indemnify the Bank against, and reimburse the Bank on demand for, any Taxes, as determined by the Bank in its good faith discretion. The Bank shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this Section.

     The Borrower covenants and agrees that it will provide to the Bank (i) detailed company-prepared consolidated financial statements of the Borrower containing a balance sheet and income statement (with quarterly and year-to-date figures) certified by the chief financial officer of the Borrower to be correct and accurate in all material respects within 45 days of the end of each fiscal quarter, and (ii) detailed audited consolidated financial statements of the Borrower containing a balance sheet and income statement with an unqualified opinion of independent certified public accountants of national standing reasonably acceptable to the Bank within 120 days of the end of each fiscal year.

     The following shall constitute Events of Default hereunder: (i) the failure
                                    -----------------
by the Borrower to make payment of principal on demand or when and as otherwise due, (ii) the occurrence and continuance of an event of default under any other note or agreement relating to indebtedness for borrowed money owing by the Borrower which results in, or would permit, without further notice and/or the expiration of any grace or cure periods, acceleration of such indebtedness for borrowed money in an aggregate amount in excess of $1,000,000, (iii) failure to observe or comply with any other covenants or provisions contained herein and such failure shall continue for 30 days from the earlier of an officer of the Borrower becoming aware thereof or receipt of written notice thereof from the Bank, (iv) the filing of an action in bankruptcy or insolvency by the Borrower,
(v) the filing of an action in bankruptcy or insolvency against the Borrower and the continuance of such action undismissed, unstayed and in effect for 60 days from the date of filing, or (vi) the failure by B.F. Goodrich ("Goodrich") to
                                                                --------
abide by the terms of that comfort letter dated February 17, 1997, given by Goodrich to the Bank. Upon the occurrence of an Event of Default hereunder, the unpaid principal amount of all advances under this Note, together with all accrued but unpaid interest hereon, may become, or may be declared to be, (or in the case of any Event of Default resulting from items (iv) or (v) relating to the bankruptcy or insolvency of the Borrower, shall, without action on the part of the Bank, become), immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower. In addition, if Goodrich fails to maintain a controlling interest in the outstanding capital stock of the Borrower, the amounts as set forth in the immediately preceding sentence shall immediately become due and payable although the failure of Goodrich to maintain such a controlling interest shall not constitute an Event of Default under this paragraph.

     In the event amounts under this Note are not paid when due at any stated or accelerated maturity, interest on all amounts owing hereunder shall accrue at a rate 2% in excess of the rate otherwise applicable but not in excess of the rate permitted by law (such rate sometimes being referred to herein as the "Default
                                                                       -------
Rate").  The Borrower agrees to pay, in addition to the principal and interest,
----
all costs of collection, including reasonable attorneys fees.

     The Bank agrees not to assign or otherwise transfer this Note, other than to a subsidiary of affiliate of the Bank, without the prior written consent of the Borrower.

     Notices hereunder shall be deemed given and be effective (i) when delivered, (ii) when transmitted via telecopy to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

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

     if to the Borrower:  DTM Corporation
                          1611 Headway Circle
                          Building 2
                          Austin, Texas 78754
                          Attn:  Greg Logwinuk
                          Telephone:  (512) 339-2922
                          Telecopy:   (512) 339-0634

     if to the Bank:      Texas Commerce Bank
                          National Association
                          P.O. Box 550
                          Austin, Texas 78789-0001
                          Attn: Donna Tanner-Day
                          Telephone:  (512) 479-2815

     No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any right of such holder nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral if at any time there is collateral available to the holder of this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

     BORROWER AND ALL OTHER PARTIES LIABLE FOR THIS NOTE WAIVE DEMAND, NOTICE OF INTENT TO DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF PROTEST, GRACE, NOTICE OF DISHONOR, NOTICE OF INTENT TO ACCELERATE MATURITY, NOTICE OF ACCELERATION OF MATURITY, AND DILIGENCE IN COLLECTION. EACH MAKER, SURETY, ENDORSER, AND GUARANTOR OF THIS NOTE WAIVES AND AGREES TO ONE OR MORE EXTENSIONS FOR ANY PERIOD OR PERIODS OF TIME, AND ANY PARTIAL PAYMENTS, BEFORE OR AFTER MATURITY, WITHOUT PREJUDICE TO THE HOLDER OF THIS NOTE. EACH MAKER, SURETY, ENDORSER, AND GUARANTOR WAIVES NOTICE OF ANY AND ALL RENEWALS, EXTENSIONS, REARRANGEMENTS, AND MODIFICATIONS OF THIS NOTE.

     THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN TEXAS, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS IN TEXAS. IN ADDITION, THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND THE ADVANCES HEREUNDER AND CONSENTS TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN TRAVIS COUNTY, TEXAS.

     THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, OR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

       IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal and delivered by its duly authorized officer as of the date first above written.

                                      DTM CORPORATION

ATTEST:
                                      By  /s/ JOHN S. MURCHISON, III
                                        ---------------------------------

By /s/ UDAY BELLARY
-------------------------
                                                  President & CEO
 _______ Secretary                         ------------------------------
                                              DTM Corporation



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